Exhibit 10.1

EPR PROPERTIES
EMPLOYEE SEVERANCE PLAN
(Effective as of May 13, 2015 and amended as of June 1, 2018)

1.	Purpose.
EPR Properties, a Maryland real estate investment trust, hereby adopts the EPR Properties Employee Severance Pay Plan for eligible employees of the Company, effective as of May 13, 2015. The Plan is intended to offer severance pay to eligible employees in the event of certain involuntary terminations of employment from the Company. The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

2.	Definitions.
As used herein, the terms identified below shall have the meanings indicated:
"Administrator" means the Company; provided however, with respect to any interpretation or action taken under this Plan and relating to or involving an Officer of the Company, Administrator means the Committee.
"Board" means the Board of Trustees of the Company.
"Cause" means (a) an Eligible Employee’s willful and continued failure or refusal to perform his or her duties with the Company (other than as a result of his or her Disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Administrator within 30 days after Employee’s receipt of written notice from the Administrator specifying the nature of such failure or refusal, (b) the willful engagement by an Eligible Employee in misconduct which is materially and demonstrably injurious to the Company, or (c) an Eligible Employee's indictment of, or plea of nolo contendere with respect to, a felony, or conviction of, or plea of nolo contendere with respect to, any other crime involving theft or, in the sole discretion of the Company, moral turpitude.
"Change in Control" has the meaning ascribed to it in the Equity Plan.
"CIC Period" means the period commencing on the CIC Period Beginning Date and ending on the CIC Period End Date.
"CIC Period Beginning Date" means the date on which the first occurrence of any one of the following occurs: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (iii) a Change in Control has occurred; or (iv) the Board adopts a resolution to the effect that the CIC Period Beginning Date has occurred.
"CIC Period End Date" means the second anniversary of the consummation of a Change in Control or, if no Change in Control has occurred, the earlier of (i) the date the Company makes a public announcement; (y) that it has terminated the agreement, the consummation of which would have resulted in the occurrence of a Change in Control; or (z) that the circumstances giving rise to a potential Change in Control will not result in an actual Change in Control and (ii) the date the Board declares in good faith that the circumstances giving rise to a potential Change in Control will not result in an actual Change in Control.
"CIC Protection Period" means (i) the six-month period immediately preceding a Change in Control and (ii) the period following a Change in Control until the first anniversary of the Change in Control.
"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

"Committee" means the Compensation and Human Capital Committee of the Board.
"Company" means EPR Properties, a Maryland real estate investment trust.
"Disability" means (a) the adjudication of incompetence of the Eligible Employee or (b) the failure of the Eligible Employee to perform his or her duties with the Company on a full-time basis for a period of time until the Company’s long-term disability plan then in place commences payment of benefits as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or his or her legal representative, which acceptance shall not be unreasonably withheld.
"Effective Date" means May 13, 2015.
"Eligible Employee" means any employee of the Company who (a)(i) is an Officer, or (ii) is not an Officer and has been employed with the Company for a minimum of 6 months, and (b) has signed and returned to the Company the Acknowledgment and Acceptance of the Terms and Conditions of the Plan.
“Equity Award Value” means (a) with respect to restricted shares or restricted share units, the value of the unvested shares representing such award determined using the closing price of the Company’s shares on the Termination Date, and (b) with respect to unvested share options, the value of the underlying shares that may be acquired upon exercise of the options determined using the closing price of the Company’s shares on the Termination Date, less the aggregate exercise price for such shares.

"Equity Plan" means the Company's 2007 Equity Incentive Plan, as amended and restated (or the equity incentive plan most recently approved by the Company's stockholders and in use by the Company).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Good Reason" means any of the following, unless consented to by the Eligible Employee:
(a)    Solely with respect to an Officer, the assignment to the Officer of duties materially and adversely inconsistent with Officer's current position;
(b)    A reduction of (i) the Eligible Employee's base compensation, (ii) the Eligible Employee's eligible bonus opportunity under the Company's annual incentive program, or (iii) discontinued eligibility for long-term incentive awards under the Company's long-term incentive plan (which can only occur if originally eligible for such awards), if the reduction of (i), (ii) or (iii), in the aggregate, results in a material reduction in the Eligible Employee's total direct compensation from the Company; provided, however, that a change in severance benefits resulting from an Eligible Employee being deemed a Probationary Employee shall not be considered a reduction in the Eligible Employee’s total direct compensation from the Company; or
(c)    Any requirement that the Eligible Employee be based at any office outside of a 50-mile radius of his or her or her assigned primary work location with the Company on the Effective Date, as such assigned primary work location may be changed with the consent of the Eligible Employee.
Notwithstanding the foregoing, "Good Reason" shall exist only if the Eligible Employee shall have provided the Administrator with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Eligible Employee. The Eligible Employee's resignation from employment with the Company for Good Reason must occur within one year following the initial existence of the event or condition constituting Good Reason.

"Monthly Base Compensation" means one-twelfth (1/12th) of the sum of (i) the Eligible Employee's annual base salary or wage in effect at the time of a Qualifying Termination and (ii) the amount of the Eligible Employee's annual incentive bonus opportunity (not including for this purpose any incentive bonus opportunity under any Company long-term incentive plan) for the year in which the Qualifying Termination occurs, assuming an "at target" level of performance.
"Monthly Welfare Compensation" means the amount equal to the Company-paid portion of the monthly premium cost to cover the Eligible Employee and his or her eligible dependents, if any, under the Company's health, vision and dental plans in effect as of the date of the Qualifying Termination. Such amount will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Employee's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company at the time of the Qualifying Termination.
"Officer" means (i) the Company's President and Chief Executive Officer, (ii) any Company Executive Vice President, (iii) any Company Senior Vice President or (iv) the Company's Chief Accounting Officer.
"Person" means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
“Probationary Employee” means an Eligible Employee who, prior to a Change in Control received a performance rating of “2” or below, which is the Company’s “below expectations” level, until such time as the individual receives a performance rating above a “2.”
"Qualifying CIC Termination" means a Qualifying Termination during the CIC Protection Period. Notwithstanding the foregoing, an Eligible Employee does not experience a Qualifying CIC Termination in connection with a Qualifying Departure.
"Qualifying Departure" means an Eligible Employee's employment with the Company is terminated solely as a result of or in connection with a sale or other divestiture by the Company of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) or transfer of the Eligible Employee's employment to a subsidiary pursuant to which the Eligible Employee's employer ceases to be the Company, but the Eligible Employee was offered continued employment by the acquirer or transferee employer in such sale or divesture or transfer on terms such that, if accepted by the Eligible Employee, such continued employment (i) would not materially diminish the Eligible Employee's authority, duties or responsibilities immediately before the sale or divesture or transfer of employment; (ii) would not result in the Eligible Employee working at a location more than fifty (50) miles from Eligible Employee's current place of employment; or (iii) would not result in a material reduction in the Eligible Employee's compensation immediately before such sale, divestiture or transfer of employment; and (iv) would entitle, for a two-year period immediately following such sale or divesture or transfer, the Eligible Employee to participate in a severance plan or agreement providing substantially similar severance rights and benefits as the Eligible Employee was eligible to receive pursuant to this Plan.
"Qualifying Termination" means the occurrence during the General Term (as defined in Section 7(c)) of an involuntary termination of an Eligible Employee's employment with the Company without Cause or with Good Reason and other than as a result of the Eligible Employee's death. Notwithstanding the foregoing, an Eligible Employee does not experience a Qualifying Termination in connection with a Qualifying Departure.
"Specified Employee" means any employee of the Company that the Company determines is a Specified Employee within the meaning of Section 409A of the Code.
"Termination Date" means the date on which an Eligible Employee has a "separation from service," within the meaning of Section 409A of the Code, from the Company.

3.	Eligibility.

a)Eligible Employees. Only Eligible Employees shall be eligible to receive benefits under this Plan. Eligible Employee does not include any individual that the Company does not treat as an employee (including independent contractors and outsourced employees) for Federal income tax withholding purposes under Code §3401(a) despite any a binding determination made by a court, the Internal Revenue Service, the Department of Labor or other regulatory body that the individual is or should be classified by the Company as a common law employee of the Company.

b)Qualifying Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, the Company will pay severance benefits pursuant to Section 4 of this Plan to an Eligible Employee who is eligible to receive severance benefits upon a Qualifying Termination and who incurs a Qualifying Termination.

c)Qualifying CIC Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, the Company will pay the additional severance benefits (in addition to the severance benefits provided upon a Qualifying Termination under Section 4) pursuant to Section 5 of this Plan to an Eligible Employee listed in Section 5(a) upon a Qualifying CIC Termination.

d)Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to an Eligible Employee if the Eligible Employee terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination.

4.	Amount and Payment of Benefits upon a Qualifying Termination.
Subject to Sections 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, an Eligible Employee who incurs a Qualifying Termination shall be entitled to receive the following severance benefits described in this Section 4:
a)Payment and Benefits. Unless otherwise provided herein, an Eligible Employee, other than a Probationary Employee, who incurs a Qualifying Termination shall receive a severance payment in an amount determined under Appendix A to this Plan. The severance payment pursuant to this Section 4(a) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60)-day period following the Eligible Employee's Termination Date. Notwithstanding any other provision of this Plan, if the Eligible Employee is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Section 4(a) which may constitute non-exempt "nonqualified deferred compensation" subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Employee dies following such Termination Date.

b)Additional Payment. In addition to the severance payment pursuant to Section 4(a), an Eligible Employee who incurs a Qualifying Termination shall also be entitled to receive:

(i)	any earned and accrued, but not yet paid, base salary through the Eligible Employee's Termination Date,

(ii)	a payment in accordance with the Company's vacation policy for all earned and accrued, but not yet used, credited vacation,

(iii)
a pro rata portion of the annual incentive bonus that the Eligible Employee would have received under the Company's annual incentive program for the performance year during which his or her Termination Date occurs if the Eligible Employee had remained employed through the end of such performance year and assuming achievement of an "at Target" level of performance, and

(iv)
a pro rata portion of the long term incentive plan award that the Eligible Employee would have received under the Company's long term incentive plan for the performance year during which his or her Termination Date occurs if the Eligible Employee had remained employed through the end of such performance year and assuming achievement of an "at Target" level of performance. This amount will be paid in cash, in lieu of an equity grant.

The pro rata portion of the annual incentive bonus and long term incentive plan award that the Eligible Employee is entitled to receive under clauses (iii) and (iv) of Section 4(b) shall be equal to the amounts that the Eligible Employee would have received if the Eligible Employee had remained employed through the end of the applicable performance year, divided by three hundred sixty five (365), multiplied by the number of days between the first day of the performance year and the Eligible Employee's Termination Date. The severance payment eligible to be paid pursuant to this Section 4(b), if any, shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, at the same time as provided above in Section 4(a) except that any payment made to an Officer who experiences a Qualifying Termination that is not a Qualifying CIC Termination under clauses (iii) and (iv) of Section 4(b) shall be paid at the same time that annual bonus payments and long term incentive plan awards are paid to other active annual incentive plan and long term incentive plan participants, and in no event later than the end of the calendar year in which the level of performance goal achievement is determined and certified by the Committee.
c)Outplacement Services. The Company shall provide the Eligible Employee with outplacement counseling services during the period set forth in Appendix A following the Eligible Employee's Qualifying Termination. The Company shall select the organization that will provide the outplacement counseling and the level of services eligible to be provided.

d)Equity Award Vesting. Notwithstanding the terms of any award agreements to the contrary, whether executed on or before the Effective Date or thereafter, an Eligible Employee, other than a Probationary Employee, who incurs a Qualifying Termination shall vest, in any and all previously granted stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred cash or any other form of equity awards issued by the Company and held by the Eligible Employee on his or her Termination Date (collectively, "Equity Awards"), and all share options shall become immediately exercisable on the Termination Date and shall remain exercisable until the earlier of the fifth (5th) anniversary of the Termination Date or the expiration date of the share option.

e)Probationary Period. Notwithstanding the terms of any award agreements to the contrary, whether executed on or before the Effective Date or thereafter, a Probationary Employee who incurs a Qualifying Termination shall not be entitled to the severance benefits set forth in Section 4(a), but shall receive either (i) a severance benefit of two (2) times the Monthly Base Compensation and Monthly Welfare Compensation, plus one (1) times such amounts if the Probationary Employee has at least a full 12 months of service with the Company, or (ii) if the Equity Award Value exceeds the amount payable under clause (i), above, all Equity Awards held by the Probationary Employee shall vest and all share options shall become immediately exercisable on the Termination Date and shall remain exercisable until the earlier of the fifth (5th) anniversary of the Termination Date or the expiration date of the share option. The severance payment pursuant to this clause (i) of this Section 4(e) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60) day period following the Probationary Employee's Termination Date. Notwithstanding any other provision of this Plan, if the Probationary Employee is a Specified Employee on his or her Termination Date, any portion of the severance payment under clause (i) of this Section 4(e) which may constitute non-exempt "nonqualified deferred compensation" subject to Code Section 409A shall be delayed until the earlier of (x) the first day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (y) the date the Probationary Employee dies following such Termination Date.

5.	Amount and Payment of Benefits upon a Qualifying CIC Termination.

Subject to Sections 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, an Eligible Employee who incurs a Qualifying CIC Termination and is eligible to receive the severance benefits on account thereof, shall be entitled to receive the additional severance benefits described in this Section 5 in addition to the severance benefits that the Eligible Employee is eligible to receive pursuant to Section 4 of this Plan:
a)Eligibility. Only those Officers listed on Appendix B are potentially eligible for severance benefits under this Section 5.

b)Additional Payment. Unless otherwise provided herein, an Eligible Employee who incurs a Qualifying CIC Termination and is eligible for severance benefits under this Section 5 shall receive an additional severance payment (in addition to the severance payment and benefits under Section 4 upon the Qualifying Termination) in an amount determined under Appendix B to this Plan. The additional severance payment pursuant to this Section 5(b) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, at the same time the payment is made to the Eligible Employee under Section 4(a); provided, however, if the Eligible Employee's Termination occurs during the six-month period immediately preceding the Change in Control, the additional severance payment under this Section 5(b) shall be paid within 60 days of the Change in Control.

6.	IRC § 280G: Best Net Protection.

In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Eligible Employee (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) ("Payments") (i) constitute "parachute payments" within the meaning of Code Section 280G and (ii) but for this Section 6 would be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then the Payments to the Eligible Employee shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax. The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Eligible Employee, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this paragraph, any amount payable pursuant to Sections 4 or 5 shall be reduced, first by reducing all Payments being made pursuant to Sections 4(a) through (b) or 5(b) that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Employee), second, by reducing all Payments other than those made pursuant to Sections 4(a) through (b) or 5(b) that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Employee), and third, reducing all Payments that constitute "nonqualified deferred compensation" within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. The Company's accounting firm shall make all determinations required by this paragraph, and the Company and the Eligible Employee shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. The Company shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 6.

7.	Administration/Amendment/Termination.

a)Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.

b)Amendment. The Administrator expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable; provided that if the amendment will become effective during either the General Term or the CIC Period (as applicable to an Eligible Employee) then in progress (which, for this purpose, shall not include any renewal terms) and will materially and adversely affect the rights of any Eligible Employee under the Plan, the Company must obtain the Eligible Employee's written consent to the amendment. Notwithstanding the foregoing, any amendment to the definition of "Change in Control" made to the Equity Plan before a Change in Control has occurred will not be deemed to adversely affect the rights of any Eligible Employees. Further, in no event shall a notification to an Eligible Employee notifying him or her that his or her participation in the Plan will terminate at the end of the General Term or CIC Period (as applicable) then in progress constitute an amendment to the Plan requiring such Eligible Employee's prior written consent.

c)Termination. An Eligible Employee's right under this Plan to receive severance benefits upon a Qualifying Termination shall commence upon the Effective Date and shall continue in effect for 180 days from the Effective Date (the "Initial Term"). The Initial Term shall be automatically extended by one additional day on each day during the Initial Term until notification is provided to all Eligible Employees (the Initial Term as extended shall be the "General Term") that no additional extensions of the Plan will occur and that the Plan is being discontinued effective as of the last day of the 180-day General Term then in effect. The Administrator reserves the right to terminate this Plan at any time by providing written notice to each Eligible Employee at least 180 days prior to the end of the General Term then in effect that such term will not be extended, and if such notice is timely given, the Plan will terminate with respect to the General Term at the end of General Term then in effect. Notwithstanding the foregoing, in no event may the General Term expire during the CIC Period during which the Plan shall continue in full force. If notice is provided to Eligible Employees during a General Term and during a CIC Period that the Plan is being terminated, the Plan shall terminate on the later of the end of the General Term or the last day of the CIC Period. If notice is provided to Eligible Employees during a General Term that the Plan is being terminated, but the last day of such General Term falls during a CIC Period (i.e., notice of Plan termination is provided before the commencement of a CIC Period), the Plan shall terminate on the later of the last day of the General Term or the CIC Period. A proper termination of this Plan automatically shall effect a termination of all the Eligible Employees’ rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Eligible Employee’s right to receive, or continue to receive, any benefits that became payable in respect of a Qualifying Termination that occurred prior to the date of such termination.

8.	Claims for Benefits.

a)Initial Claims. In order to file a claim to receive benefits under the Plan, the Eligible Employee or his or her authorized representative must submit a written claim for benefits under the Plan within 60 days after the Eligible Employee's termination of employment. Claims should be addressed and sent to:

Vice President - Human Resources and Administration
EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(the "Claims Administrator")

If the Eligible Employee's claim is denied, in whole or in part, the Eligible Employee will be furnished with written notice of the denial within 90 days after the Claims Administrator's receipt of the Eligible Employee's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Eligible Employee's claim will contain the following information:

i.	the specific reason or reasons for the denial of the Eligible Employee's claim;

ii.	references to the specific Plan provisions on which the denial of the Eligible Employee's claim was based;

iii.
a description of any additional information or material required by the Claims Administrator to reconsider the Eligible Employee's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

iv.
a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Eligible Employee's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

b)Appeal of Denied Claims. If the Eligible Employee's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Eligible Employee or his or her authorized representative must follow the procedures described below:

i.
Upon receipt of the denied claim, the Eligible Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than 60 days after the Eligible Employee has received written notification of the denial.

ii.	The Eligible Employee has the right to submit in writing to the Claims Administrator any comments, documents, records or other information relating to his or her claim for benefits.

iii.
The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

iv.
The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

c)Claims Administrator's Response to Appeal. The Claims Administrator will provide the Eligible Employee with written notice of its decision within 60 days after the Claims Administrator's receipt of the Eligible Employee's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Claims Administrator will notify the Eligible Employee in writing within the 60 day period, and the final decision will be made no later than 120 days after the Claims Administrator's receipt of the Eligible Employee's written claim for review. The Claims Administrator's decision on the Eligible Employee's claim for review will be communicated to the Eligible Employee in writing and, if denied, will clearly state:

i.	the specific reason or reasons for the denial of the Eligible Employee's claim;

ii.	reference to the specific Plan provisions on which the denial of the Eligible Employee's claim is based;

iii.
a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

iv.	a statement describing the Eligible Employee's right to bring an action under Section 502(a) of ERISA.

d)Deadline to File Claim. To be considered timely under these claims procedures, a claim must be filed under Sections 8(a) within 60 days following the Eligible Employee's termination of employment.

e)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

f)Deadline to File Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of an Eligible Employee or otherwise claims to derive an entitlement by reference to the Eligible Employee for the purpose of applying the previously-specified periods.

g)Plan Claims Administrator Discretion; Court Review. The Claims Administrator and all persons determining or reviewing claims have full discretion to determine benefit claims under this Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

h)Arbitration. Subject to Section 8(e), any dispute, claim or controversy arising out of or relating to this Agreement, including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination hereof, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association (“AAA”), as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request the AAA to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the AAA, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Kansas City, Missouri. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Eligible Employee shall pay AAA’s employee filing fee for disputes arising out of employer-promulgated plans provided by the Rules (not to exceed the amount of the filing fee for a civil action filed in the Circuit Court of Jackson County, Missouri), but Company shall be solely responsible for paying all other AAA and arbitrator fees. Notwithstanding the arbitration procedures set forth herein, either party may, in its sole discretion, seek and obtain an injunction restraining the other party hereto from breaching or enforcing the provisions of Appendix C of this Agreement.

9.	Miscellaneous Provisions.

a)Release. In consideration of the covenants under this Plan and as a condition precedent to receiving any payments under this Plan, an Eligible Employee or the Eligible Employee's Beneficiary (as defined in paragraph (c) of this Section 9) shall (i) execute and deliver to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following the Eligible Employee's Termination Date (or any such longer period if required by applicable law and communicated to the Eligible Employee) and (ii) not revoke the release during the seven (7) day period following the date that the Eligible Employee executed the release. The Company shall supply a form of such release to the Eligible Employee no later than the Termination Date. Such release will include the restrictive covenants described in Appendix C, each of which will apply during the Eligible Employee's employment and for a period of time after the termination of the Eligible Employee's employment as described therein.

b)Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

c)Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Eligible Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Eligible Employee dies before the end of the period over which such Eligible Employee is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Employee or to the Person who acquired the rights to such benefits by bequest or inheritance (the "Beneficiary"), provided such Beneficiary satisfies the release requirements in Section 9(a). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Eligible Employee, nor shall it be subject to attachment or legal process for, or against, the Eligible Employee and the same shall not be recognized under this Plan.

d)Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

e)No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Eligible Employee or by the Company at any time for any reason that is not unlawful, with or without Cause.

f)Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Missouri, without regard to any conflict of law principles. Subject to Section 8(h), any action concerning this Plan shall be brought in a court of competent jurisdiction in Jackson County, Missouri, and each party consents to the venue and jurisdiction of such court.

g)Entire Plan. This Plan constitutes the Company's entire employee severance plan for the Eligible Employees and, except as provided in Section 9(h) and Section 10 of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Eligible Employees, and any such representations, understandings and plans with respect to Eligible Employee severance are hereby canceled and terminated in all respects.

h)Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

i)No Mitigation Required. Except as required by law or any other agreement with the Company, the Eligible Employee shall not be required to mitigate the amount provided for in Sections 4 or 5 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4 of this Plan be reduced by any compensation earned by the Eligible Employee as the result of employment by another employer after the date of termination, or otherwise.

j)Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

k)Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

l)Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Eligible Employee shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Eligible Employee's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Eligible Employee's Termination Date occurred.

10.	No Duplication of Benefits.

Notwithstanding the foregoing, any benefits received by an Eligible Employee pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company except to the extent any such substitution in severance benefits or payment timing would result in a violation of Code Section 409A.

Appendix A

Amount of Benefits Upon Qualifying Termination

Position / Salary Level	Amount of Severance Benefit Payment	Maximum	Outplacement Assistance
Officer	24 times Monthly Base Compensation; plus 18 times Monthly Welfare Compensation	24 times Monthly Base Compensation; plus 18 times Monthly Welfare Compensation	12 months of assistance
Non-Officer with annual Base Salary equal to or in excess of $135,000
9 times Monthly Base Compensation and Monthly Welfare Compensation; plus
2 times Monthly Base Compensation and Monthly Welfare Compensation for each full 12 months of service Eligible Employee has with Company
		18 times Monthly Base Compensation; plus 18 times Monthly Welfare Compensation	9 months of assistance
Non-Officer with annual Base Salary equal to or in excess of $64,000 and less than $135,000
6 times Monthly Base Compensation and Monthly Welfare Compensation; plus
1.5 times Monthly Base Compensation and Monthly Welfare Compensation for each full 12 months of service Eligible Employee has with Company
		15 times Monthly Base Compensation; plus 15 times Monthly Welfare Compensation	6 months of assistance
Non-Officer with annual Base Salary less than $64,000
2 times Monthly Base Compensation and Monthly Welfare Compensation; plus
1 times Monthly Base Compensation and Monthly Welfare Compensation for each full 12 months of service Eligible Employee has with Company
		12 times Monthly Base Compensation; plus 12 times Monthly Welfare Compensation	3 months of assistance

Appendix B

Amount of Additional Benefits Upon CIC Qualifying Termination

Position / Salary Level	Amount of Additional Severance Benefit Payment
Officer: President and CEO	12 times Monthly Base Compensation
Officer: Executive Vice President: CFO	6 times Monthly Base Compensation

Appendix C
Restrictive Covenants Under the EPR Properties Employee Severance Plan
As consideration for being eligible to participate in the Plan and potentially receive the payments and benefits thereunder in connection with a Qualifying Termination, Eligible Employees are, commencing on the later of the Effective Date or the Eligible Employee's date of hire with the Company, subject to all of the restrictive covenants set forth in this Appendix C, all of which shall apply during the Eligible Employee's employment and for that period of time thereafter (as described below and which will also be contained in the release agreement) pursuant to the terms of Section 9(a) (Release requirements) of the Plan. Subject to the conditions and limitations of the Plan, an Eligible Employee who experiences a Qualifying Termination shall be entitled to receive severance benefits as set forth in Section 4 (and, potentially, Section 5 of the Plan), only if the Eligible Employee executes a comprehensive release agreement and waiver of claims against the Company, its affiliates and certain other released parties as set forth in the release provided by the Company. All capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Plan.
C.1.    Noncompetition and Nonsolicitation
(a)    Restrictions. While employed with the Company and during that period of months following the Eligible Employee's Termination Date equal to one-half (1/2) of applicable multiple of Monthly Base Compensation the Eligible Employee is receiving as severance pay under Section 4(a) and, if applicable, Section 5(b), (e.g., if the Eligible Employee's severance pay is 18 times Monthly Base Compensation, for 9 months after the Eligible Employee's Termination Date) Employee shall not, directly or indirectly, unless for the Company or its affiliates or otherwise with the express written consent of the Company:
(i)    with respect to everyone not labeled as a Specified Individual, own or have any interest in, or act as an officer, director, partner, member, manager, principal, employee, agent, representative, consultant, independent contractor or other capacity of or for, or in any way assist, any Competitive Enterprise within the Restricted Area, whether paid or unpaid;
(ii)    with respect to Specified Individuals, own or have any interest in, or act as an officer, director, partner, member, manager, principal, employee, agent, representative, consultant, independent contractor or other capacity of or for, or in any way assist, any Specified Business within the entire United States, whether paid or unpaid;
(ii)    divert or attempt to divert clients, customers or accounts of the Company or of its affiliates (whether or not the applicable parties have done business with the Company or any of its affiliates once or more than once), regardless of their location; or
(iii)    induce, attempt to induce, hire or employ (on behalf Eligible Employee or any other person or entity) any employee of the Company who has been employed or otherwise retained by the Company at any time during the twelve months immediately preceding such action by such Eligible Employee to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee.
(b)    Definitions.
(i)    "Restricted Area" means, for any Eligible Employee other than an Officer or a Specified Individual, 100 miles of the Eligible Employee's assigned primary work location and, for any Officer or Specified Individual, the entire United States.
(ii)    “Competitive Enterprise” means any business that is primarily engaged in the business of owning, developing, acquiring and financing real estate and related improvements operated for the same purpose as the properties owned or financed by the Company as of the Effective Date or at any time in the future up to the Termination Date, excluding any business that is in the primary business of operating such properties, such as movie exhibition, ski operations or entertainment retail center operations.
(iii)    “Specified Individuals” means the Vice President - Entertainment/Retail Investments, Vice President - Recreation Investments, Vice Presidents - Education Investment Group and Eligible Employees from time to time identified as Specified Individuals by the Chief Executive Officer of the Company.
(iv)    “Specified Business” means, with respect to any Specified Individual, any business that is primarily engaged in the business of owning, developing, acquiring and financing real estate and related improvements operated for the same purpose as the properties owned or financed by the Company as of the Effective Date or at any time in the future up to the Termination Date, but only to the extent such properties owned or financed by the Company are in the investment area (i.e., currently Entertainment, Education and Recreation) in which the Specified Individual is or has been significantly engaged prior to the Termination Date, excluding any business that is in the primary business of operating such properties, such as movie exhibition, ski operations or entertainment retail center operations.
C.2.    Ownership and Confidentiality of Proprietary Information
The Eligible Employee shall retain in confidence and shall not disclose to any party (other than officers, trustees or representatives of the Company as required for the conduct of the Company's business), nor use for any purpose (other than in the performance of his or her duties hereunder) any confidential or proprietary information of or with respect to the Company, its business, financial condition or performance, existing or potential properties, existing or potential transactions, negotiations, relationships, plans, strategies, projections, existing or potential tenants or any other information of a confidential or proprietary nature, whether in written, oral or electronic format and whether disclosed prior to or after the date of this Agreement ("Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include (i) information which is publicly disclosed or otherwise generally available through no fault of the Eligible Employee, or (ii) information required to be disclosed by the Eligible Employee or the Company under the federal securities laws and regulations or any subpoena or order of a court or governmental agency.
C.3.    Other Agreements.
The Eligible Employee hereby represents that the Eligible Employee's employment with Company will not breach the terms of any agreement with any previous employer or other third party including, without limitation, any requirement to refrain from directly or indirectly competing with the business or soliciting the customers of such previous employer or any other party. The Eligible Employee further represents that the Eligible Employee's performance as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Eligible Employee in confidence or in trust before the Eligible Employee's employment with Company. The Eligible Employee agrees not to disclose to Company or induce Company to use any confidential proprietary information or material belonging to any previous employers or others.
C.4.    Remedies.
The Eligible Employee acknowledges that any breach of the covenants in this Appendix C would cause irreparable injury to the Company which would not be fully compensable in damages. Accordingly, and subject to the provisions of Section 8(h) of this Agreement, the Company shall be entitled to injunctive or specific relief from a court of competent jurisdiction against any breach or threatened breach by Employee, his or her agents or persons acting through him, of the covenants in this Appendix C without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available to the Company at law or in equity.

EPR PROPERTIES EMPLOYEE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF
THE TERMS AND CONDITIONS OF THE PLAN

EPR Properties (the "Company") has established the EPR Properties Employee Severance Plan (the "Plan"). The Plan provides severance payments and benefits to certain Eligible Employees in the event of a Qualifying Termination (and, potentially, a Qualifying CIC Termination) (as defined in the Plan). You are eligible to participate in the Plan.

By the signatures below of the representative of the Company and the Eligible Employee named herein, the Company and the Eligible Employee agree that the Company hereby designates the Eligible Employee as eligible to participate in the Plan, and the Eligible Employee hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Eligible Employee: «FirstName» «LastName»
Date of Eligibility and Participation: «Date»

At Will Employment. Nothing in this Acknowledgment and Acceptance or in the Plan confers upon the Eligible Employee any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Eligible Employee, which rights are hereby expressly reserved by each, to terminate the Eligible Employee's employment at any time for any reason.

Immediate Application of Restricted Covenants. Employee acknowledges and agrees that the Restricted Covenants set forth in Appendix C to the Plan are immediately applicable to the Eligible Employee and in effect at all times during the Eligible Employee's employment with the Company and for that period of time following the Eligible Employee's termination of the employment with the Company as described in Appendix C.

Amendment and Termination of Plan. The Company reserves the right, on a case-by-case basis or on a general basis, to amend the Plan in accordance with Section 7(b) and Section 7(c). No amendment or termination shall eliminate or reduce any benefit with respect to any Eligible Employee who experiences a Qualifying Termination or Qualifying CIC Termination that occurs on or before such amendment or termination becomes effective.

☐	Check here, if the Eligible Employee is a Specified Individual under the Plan.

Eligible Employee:	EPR Properties
By:________________________	By:____________________
Name:_____________________	Name:__________________
Title:___________________

Attachment:
EPR Properties Employee Severance Plan